Exhibit 4.3
THIS INSTRUMENT is entered into by way of deed the 12th day of March, 1993, by FUEL-TECH N.V. whose registered office is at 29A Daphneweg, Curacao, Netherlands Antilles (hereinafter called “the Company”).
WHEREAS the Company has pursuant to its Articles of Association and by resolution of its Board of Directors passed on 8th March, 1993 created a maximum nominal amount of US $6,000,000 Nil Coupon $6.50 Non-redeemable Convertible Unsecured Loan Notes to be constituted as hereinafter provided and subject to and with the benefit of the Conditions contained in the First Schedule hereto which shall be deemed to be part of this Deed.
NOW THIS INSTRUMENT WITNESSETH AND THE COMPANY HEREBY DECLARES
as follows:-
1.	Definitions

1.1	IN this Instrument and the Schedules hereto unless there is something in the subject or context inconsistent therewith the expressions following shall have meanings hereinafter mentioned:-

“the Notes” means the US$6,000,000 Nil Coupon $6.50 Non-redeemable Convertible Unsecured Loan Notes hereby constituted or as the case may be the amount thereof for the time being outstanding;

“Noteholders” means the several persons for the time being entered in the register provided for in the Second Schedule hereto as the holders of the Notes.

1.2	Words denoting persons shall include corporations; the masculine gender shall include the feminine, and the singular shall include the plural and vice versa.

1.3	The headings are for convenience only and shall not affect the interpretation hereof.

2.	Amount of the Notes

THE principal amount of the Notes constituted by this Instrument is limited to US $6,000,000. The Notes may be issued in denominations of US $1 in nominal amount or multiples thereof to such persons at such times and on such terms and either at par or at a premium or at a discount and either for cash or for such other consideration as the Board of Directors of the Company shall determine

3.	Eligibility

3.1	THE Notes have not been registered under the United States Securities Act of 1933. Accordingly, each acquirer of Notes agrees that it will deliver to the Company, at or prior to its acquisition of Notes, a certificate stating in substance that it is not a U.S. Person and that it is not acquiring for the account of any U.S. Person. It further agrees that it will not, until the date which is 90 days after the completion of the distribution of the Notes as determined by the Company (the “Season Date”), offer, sell or deliver, directly or indirectly, in the United States (which term means the United States of American and its territories and possessions) or to or for the account of any U.S. Person, and such Notes.

3.2	As used herein, “U.S. Person” means any national or resident of the United States (including the estate of any such person) and any corporation or other entity organized under the laws of the United States or any political subdivision thereof but not including a branch or agency of a bank or insurance company organized and regulated under United States law that is operating outside the United States for valid business reasons as a locally regulated branch or agency engaged in the banking or insurance business and not principally for the purpose of investing in securities not registered under the United States Securities Act of 1933.

4.	Status of the Notes

THE Notes when issued shall rank pari passu equally and ratably without discrimination or preference and as an unsecured obligation of the Company.

5.	Repayment of Notes

AS and when the Notes or any part thereof become repayable in accordance with the provisions of this Instrument and the Conditions set forth in the First Schedule hereto the Company will pay to the Noteholders entitled thereto and the registered office of the Company or at such other place in the United Kingdom as the Directors of the Company may consider appropriate the full principal amount of the Notes to be repaid.

6.	Conversion

6.1	EACH holder of outstanding Notes shall (upon and subject to the provisions set out below) be entitled by serving on the Company written notice at any time after the Season Date to require the whole or any part of his holding of outstanding Notes (being an integral multiple of US $1 nominal) to be converted into new common shares in the capital of the Company at the rate, subject to adjustment under paragraph 6.2 below and rounded down to the nearest common share, of one new common share of US $.01 for every US $6.50 nominal of Notes converted (such rate as so adjusted from time to time being hereinafter called “the conversion rate”) and so in proportion for any greater or lesser amount of Notes converted. Within 14 days of the Company receiving such notice of the relevant Notes shall be converted into new common shares in the Company at the conversion rate and such shares shall be issued to the holders of the relevant Notes fully paid in full satisfaction of all liabilities to and right of such holders in respect of the Notes converted and the Notes shall on such conversion be cancelled. The new common shares so issued may contain such legends and be subject to such certification requirements or restrictions on transfer as may be, in the Company’s opinion, necessary or advisable to comply with any applicable law or regulations. No new common shares may be issued upon conversion of the Notes prior to the Season Date.

6.2

6.2.1	Upon any issue of fully paid common shares in the capital of the Company pursuant to a capitalization of profits or reserves (including, without limitation, share premium account and capital redemption reserve) to any common shareholders on the register on a record date being a date on which any Notes remain capable of being converted, and upon any consolidation or subdivision at any time of the common share capital of the Company for the time being, the number of common shares in the capital of the Company to be issued in respect of Notes converted on any date following such record date or on any date following such subdivision or consolidation shall be increased or decreased in due proportion. No adjustment shall be made in the conversion rate by reason only of a holder of common shares in the capital of the Company wholly or partially foregoing his entitlement to a cash dividend and in lieu thereof the Company making an issue to him of fully paid common shares by way of capitalization of an amount standing to the credit of the profit and loss account or revenue reserves equal to the amount of the cash dividend foregone.

6.2.1	If, whilst any Notes remain capable of being converted, the Company shall make any offer of common shares (“New Shares”) or of rights to common shareholders of the Company on the register on a record date being a date on which any Notes remain capable of being converted the Company shall make, or use its best endeavors to procure that there is made, a like offer at the same time to each Noteholder as if his conversion rights had been exercisable and exercised in full with effect immediately before such record date at the conversion rate then applicable. The Company shall not make any such offer to holders of the common shares in the capital of the Company unless it makes to each Noteholder at the same time a like offer as referred to in the preceding sentence of this sub-paragraph.

6.3	No fraction of a common share shall be issued on conversion but any such fraction as would otherwise fail to be issued shall be disregarded.

6.4	The Company shall keep available for issue sufficient authorized but unissued common shares to satisfy in full all rights for the time being outstanding of conversion into and subscription for common shares.

6.5	New common shares in the capital of the Company issued on conversion shall be credited as fully paid and shall carry the right to receive all dividends and (unless adjustments shall have been made in respect thereof pursuant to sub-paragraph 6.2 above) all other distributions (including, but not limited to, any issued referred to an sub-paragraph 6.2.1 above) declared, paid or made on the common shares in the capital of the Company after the date of issue of such new common shares and shall rank pari passu in all other respects and form one class with the common shares in the capital of the Company in issue on the relevant issue date.

6.6

6.6.1	If the Company commences liquidation or dissolution (whether voluntary or compulsory) it shall forthwith give notice in writing thereof to all Noteholders. Each Noteholder shall then in respect of the whole or any part of this Notes be entitled, within six weeks after the service of such notice, to elect by notice in writing to the Company to be treated as if he had converted his outstanding holding of Notes on the day immediately preceding the date of such commencement (the “Date of Election”) on the basis (including rate) of conversion then applicable (after making any appropriate adjustments pursuant to sub-paragraph 6.2 above). Subject as provided below in this sub-paragraph 6.6.1, in that event such Noteholder shall in lieu of the payments which would otherwise be due in respect of his outstanding Notes subject to an election, be entitled to participate in the assets available in the liquidation or dissolution pari passu with the common shareholders as if he were the holder of the common shares to which he would have become entitled had the Notes in respect of which he shall have made such election been converted as aforesaid. Notwithstanding the foregoing, a Noteholder making such election shall be entitled to receive and retain any payment in respect of the Notes subject to such election which shall have become due prior to the Date of Election as thought he had not made such election. For the purpose of determining the assets in which any Noteholder making an election as aforesaid shall be entitled to participate, the provisions of sub-paragraph 6.5 above shall be deemed to apply as if the Noteholder had converted his holding of Notes on the Election Date. Subject to this sub-paragraph 6.6.1, the conversion rights of Noteholders shall lapse in the event of the liquidation or dissolution of the Company.

6.6.2	If the Notes shall become immediately due and repayable in accordance with the provisions of this Instrument (for any reason other than the liquidation or dissolution of the Company), the Company shall forwith give notice in writing thereof to all Noteholders. Thereupon each Noteholder shall, in respect of the whole or any part of his Notes, be entitled within six weeks after the service of such notice to exercise his rights of conversion (with effect as on the day prior to the date on which the Notes shall have become so due and repayable) on the basis (including rate) of conversion then applicable (after making any appropriate adjustments pursuant to sub-paragraph 6.2 above) by notice in writing deposited at the registered office of the Company prior to the expiry of such six weeks.

7.	Certificates for Notes

EACH Certificate for Notes shall bear a denoting number and shall be issued to a Noteholder under the name of a director or the secretary of the Company. Every Certificate shall be in the form or substantially in the form set out in the First Schedule hereto and shall have endorsed thereon Conditions in the form or substantially in the form also set forth in that Schedule. The Notes shall be held subject to such Conditions all of which shall be deemed to be incorporated in this Instrument and shall be binding on the Company and the Noteholders and all persons claiming through or under them respectively. The Company shall not be bound to register more than four persons as the joint holders of any Notes and in the case of Notes held jointly be several persons the Company shall not be bound to issue more than one Certificate therefor and delivery of a Certificate to one of such persons shall be sufficient delivery to all. Prior to the Season Date, the Company shall note be bound to register the transfer of interest in a Note if such Note is not accompanied by a certification the transferee thereof is not a, and is not acquiring an interest in such Note for the account of any, U.S. Person. When a Noteholder transfers or has redeemed part only of his Notes the old Certificate shall be cancelled and a new Certificate for the balance of such Notes issued without charge.

8.	Events on which Notes repayable

NOTWITHSTANDING any other provisions of this Instrument or the Schedules hereto the Notes registered in the name of any Noteholder (so far as not previously repaid) will become immediately repayable at par in each and every of the following events:-

(a) failure by the Company to pay on the date due any principal moneys payable on the repayment of any of the Notes; or

(b) failure by the Company to observe or perform any of its obligations (other than its obligations to pay principal on the Notes) under this Instrument if such failure continues for thirty days after written notice has been given by any Noteholder requiring remedy thereof; or

(c) the taking of possession by an encumbrancer or the appointment of a receiver of the whole or a substantial part of the undertaking or property of the Company; or

(d) the making of an order or passing of an effective resolution for winding up the Company (other than a voluntary winding up for the purpose of amalgamation or reconstruction whereunder a successor company undertakes the obligations of the Company hereunder).
9.	Covenants by Company

THE Company hereby covenants with the Noteholders and each of them duly to perform and observe the obligations on its part herein contained to the intent that this Instrument shall enure for the benefit of all Noteholders each of whom may sue for the performance or observance of the provisions hereof so far as his holding of Notes is concerned.

10.	Further Notes

THE Company shall be entitled from time to time by resolution of the Board of Directors of the Company or of a duly authorized committee thereof to create and issue further Notes to be constituted by deed or instrument expressed to be supplement hereto so as to form a single series with the Notes previously in issue.

11.	Conditions of the Issue

THE conditions and provisions contained in the First Second and Third Schedules hereto shall have effect in the same manner as if such Conditions and provisions were herein set forth.

12.	Governing Law

THIS Instrument and the Schedules hereto shall be governed by and construed in accordance with English law.
IN WITNESS whereof this Instrument has been duly executed the day and year first written above.

THE FIRST SCHEDULE

Certificate No.	Transfer No.	Amount
US$
FUEL TECH N.V.
(Incorporated under the Laws of the Netherlands Antilles)
NIL COUPON $6.50 NON-REDEEMABLE CONVERTIBLE
UNSECURED LOAN NOTES
Created and issued pursuant to the Articles of Association of the Company and to a Resolution of Board of Directors passed on 8th March, 1993.
THIS IS TO CERTIFY that the undermentioned is/are the registered holder(s) of the amount set out below of the US $6,000,000 Nil Coupon $6.50 Non-Redeemable Convertible Unsecured Loan Notes constituted by an Instrument entered into by the Company on 12th March, 1993 (the “Instrument”) and issued with the benefit of and subject to the provisions contained in the Instrument and the Conditions endorsed hereon.

NAME(S) OF HOLDER(S)	AMOUNT OF NOTES
The Notes are repayable in accordance with Conditions 1 and 2 endorsed hereon.
This Certificate must be surrendered before any transfer, whether of the whole or any part of the Notes comprised in it, can be registered or any new Certificate issued in exchange. If this Certificate is transferred at any time prior to the date which is 90 days after the date of this Certificate, such transfer may only be registered upon certification by the transferee that it is not a, and is not acquiring an interest herein for the account of any, U.S. Person (as such term is defined in the Instrument).
The Notes are transferable only in amounts or multiples of US$1.

FUELTECH N.V.
Date:	By:
Name:
Title:

THE CONDITIONS within referred to
1.	Repayment and Purchase

1.1	UNLESS previously converted in accordance with Clause 6 of the Instrument or purchased by the Company, the Notes shall be repaid at par in the circumstances described in Clause 8 of the Instrument.

1.2	The Company will be entitled at any time to purchase any Notes by tender or by private treaty or otherwise at any price agreed between the Noteholder and the Company.

2.	Surrender of Certificate

2.1	EVERY Noteholder any part of whose Notes is due to be repaid under any of the provision of these Conditions shall not later than the due date for such prepayment deliver up to the Company at its registered office for the time being or such other place as the Company may from time to time notify the Noteholders the Certificate(s) of his Notes which are due to be repaid in order that the same may be cancelled and upon such delivery and against a receipt if the Company shall so require for the principal moneys payable in respect of the Notes to be redeemed the Company shall pay to the Noteholder the amount payable to him in respect of such redemption and such payment shall be made through a bank on behalf of the Company if the Company shall think fit PROVIDED THAT if any Certificate(s) so delivered to the Company includes any Notes not redeemable on the occasion on which it is so delivered a fresh Certificate for the balance of the Notes not redeemable on that occasion shall be issued free of charge to the Noteholder delivering such Certificate to the Company.

2.2	If any Noteholder any part of whose Notes is liable to be repaid under these Conditions shall fail or refuse to deliver up the Certificate(s) for such Notes at the time and place fixed for repayment thereof or shall fail or refuse to accept payment of the redemption or the repayment moneys payable in respect thereof the moneys payable to such Noteholder shall be set aside by the Company and paid into a separate interest bearing bank account and held by the Company in trust for such Noteholder and such setting aside shall be deemed for all the purposes of these Conditions to be a payment to such Noteholder and the Company shall thereby be discharged from all obligations in connection with such Notes. If the Company shall place the said moneys on deposit at a bank the Company shall not be responsible for the safe custody of such moneys or for interest thereon except such interest (if any) as said moneys may earn whilst on deposit less any expenses incurred by the Company in connection therewith. Any such amount so paid or deposited which remains unclaimed after a period of twelve years from the making of the payment in or deposit shall revert to the Company notwithstanding that in the intervening period the obligations to pay the same may have been provided for in the books accounts and other records of the Company.

3.	Cancellation

ALL Notes repaid, prepaid, purchased or redeemed by the Company shall be cancelled and the Company shall not be at liberty to keep the same of the purposes of re-issue or to re-issue the same.

4.	Modification

THE provisions of this Instrument and the rights of the Noteholders may from time to time be modified, abrogated or compromised in any respect with the sanction of an Extraordinary Resolution of the Noteholders as defined in the Instrument and with the consent of the Company.

5.	Further Issues

THE Instrument constituting the Notes makes provision for the Company to make further issues of Unsecured Loan Notes so as to form a single issue with the Notes constituted thereby.

6.	Transfer

THE Notes are registered and are not transferable without the prior written consent of the Company. The Notes may not be transferred to or for the account of any U.S. Person prior to the Season Date (as both such terms are defined in the Instrument).

7.	Dealings

THE Notes shall not be capable of being dealt in on any Stock Exchange in the United Kingdom or elsewhere and no application has been or will be made to any Stock Exchange for permission to deal in or for an official or other quotation for the Notes.

8.	Form and Status

THIS Note constitutes an unsecured obligation of the Company. The Instrument pursuant to which this Note is issued does not contain any restrictions on borrowing, charging or disposal of assets by the Company or any of its subsidiaries.

12.	Inspection

A copy of the Instrument shall be kept at the registered office of the Company. A Noteholder and any person authorized by a Noteholder may at all reasonable times during office hours inspect such copy.

THE SECOND SCHEDULE
PROVISIONS AS TO REGISTRATION, TRANSFER AND
OTHER MATTERS
1.	Inspection

1.1	THE Company shall at all times keep at its registered office or at the office of the Registrars of the Company a register showing (a) the names and addresses of the holders for the time being of the Notes; (b) the amount of the Notes held by every registered holder; (c) the date on which the name of every such registered holder is entered in respect of the Notes standing in his name; and (d) the serial number of each Certificate for the Notes issued and the date of issue thereof. The Noteholders or any of them shall be at liberty at all reasonable times during office hours to inspect the said register and to take copies of or extracts from the same or any part thereof. The said register may be closed at such times and for such times and for such periods as the Company may from time to time determine provided it shall note be closed for more than thirty days in any year and during such period the Company shall be under no obligation to register transfers of the Notes.

1.2	Any change of name or address on the part of any holder of Notes shall forthwith be notified by the holder to the Company and the Company shall alter the register accordingly.

2.	Recognition of Noteholder as absolute owner

2.1	THE Company will recognize the registered holder of any Notes as the absolute owner thereof and shall note (except as ordered by a court of competent jurisdiction) be bound to take notice or see to the execution of any trust whether express implied or constructive to which any Notes may be subjection and the receipt of the registered holder for the time being of any Notes or in the case of joint registered holders the receipt of any of them for the principal moneys payable in respect thereof or for the interest from time tot time accruing due in respect thereof or for any other moneys payable in respect thereof shall be a good discharge to the Company notwithstanding any notice it may have whether express or otherwise of the right title interest or claim of any other person to or in such Notes interest or moneys. The Company shall not be bound to enter any notice of any trust whether express implied on constructive on the register in respect of any Notes.

3.	Exclusion of equities

EVERY Noteholder will be recognized by the Company as entitled to his Notes free from any equity set-off or cross-claim on the party of the Company against the original or any intermediate holder of the Notes.

4.	Transferability of Notes

THE Notes are, subject to Condition 6 as endorsed on the Notes, transferable by instrument in writing in the usual common form (or in such other form as the Directors of the Company may approve) in amounts and multiples of US $1. There shall not be included in any instrument of transfer any Notes other than the Notes constituted by the Instrument.

5.	Execution of Transfers

EVERY instrument of transfer must be signed by the transferor and the transferor shall be deemed to remain the owner of the Notes to be transferred until the name of the transferee is entered in the register in respect thereof.

6.	Registration of Transfers

EVERY instrument of transfer must be left for registration at the registered office of the Company or if different the place where the register of the Notes shall for the time being be kept accompanied by the Certificate(s) of the Notes to be transferred together with such other evidence as the Directors or other officers of the Company authorized to deal with transfers may require to prove the title of the transferor or his right to transfer the Notes and if the instrument of transfer is executed by some other person on his behalf the authority of that person to do so. All instruments of transfer which shall be registered may be retained by the Company. No transfer shall be registered of Notes in respect of which a Notice of Repayment has been given.

7.	No fees for registration of Transfers

NO fee shall be charged for the registration of any transfer or for the registration of any probate letters of administration certificate of marriage or death power of attorney or other documents relating to or affecting the title to any Notes.

8.	Recognition of personal representatives

THE executors or administrators of a deceased registered holder of Notes (not being one of several joint registered holders) and in the case of death of one or more of several joint registered holders the survivor or survivors of such joint registered holders shall be the only person or persons recognized by the Company as having any title to such Notes.

9.	Transmission of Notes

ANY person becoming entitled to any of the Notes in consequence of the death or bankruptcy of any holder of such Notes or of any other event giving rise to the transmission of such Notes by operation of law may upon producing evidence that he sustains the character in respect of which he proposes to act under this condition or of his title as the Directors shall think sufficient be registered himself as the holder of such Notes or subject to the preceding conditions as to transfer may transfer such Notes. The Company shall be at liberty to retain any payments paid upon any such Notes which any person under this provision is entitled to transfer until such person shall be registered or shall duly transfer the Notes.

10.	Payment of principal

THE principal amount of the Notes (or any part thereof) may be paid by cheque or warrant made payable to the order of and sent to the registered address of the holder or in the case of joint registered holders made payable to the order of and sent to the registered address of that one of the joint registered holders who is first named on the register or made payable to the order of such person and sent to such address as the registered holder or all of the joint registered holders may in writing direct. Every such cheque or warrant may be sent through the post at the risk of the registered holder or joint registered holders and payment of the cheque or warrant shall be a satisfaction of the money represented thereby. All payments of principal to be made by the Company will be made after any deductions for or on account of any present or future taxation required to be deducted therefrom.
11.	Receipt of Joint Holders

IF, several persons are entered in the resister as joint registered holders of any Notes then without prejudice to the last preceding paragraph the receipt of any one of such persons for any principal or other moneys payable in respect of such Notes shall be as effective a discharge to the Company as if the person signing such receipt were the sole registered holder of such Notes.

12.	Replacement of Certificates

IF the Certificate for any Notes is lost defaced or destroyed it may be renewed on such terms (if any) as to evidence and indemnity as the Directors may require but so that in the case of defacement the defaced Certificate shall be surrendered before the new Certificate is issued.

13.	Notice to the Noteholders

ANY notice or other document (including Certificates for Notes) may be given or sent to any Noteholder by sending the same by post in a pre-paid letter addressed to such Noteholder at his registered address. In the case of joint registered holders of any Notes a notice given to the Noteholder whose name stands first in the register in respect of such Notes shall be sufficient notice to all joint holders. Notice may be given to the persons entitled to any Notes in consequence of the death or bankruptcy of any Noteholder by sending the same by post in a pre-paid envelope addressed to them by name or by the title of the representative or trustees of such holder at the address (if any) supplied for the purpose by such persons or (until such address is supplied) by giving notice in the manner in which it would have been given if the death or bankruptcy had not occurred.

14.	Notice to the Company

ANY notice or other document (including Certificates for Notes and transfers of Notes) may be given or sent to the Company by sending the same by post in a pre-paid letter addressed to the Company at its registered office or such other address as the Company may from time to time notify the Noteholders.

15.	Service of Notices

ANY notices given or document sent by post shall be deemed to be served or received at the expiration of seventy-two hours after the time when it is posted and in proving such service or receipt it shall be sufficient to prove that the envelope containing the notice or document was properly addressed, stamped and posted.

THE THIRD SCHEDULE
PROVISIONS FOR MEETINGS OF THE NOTEHOLDERS
1.	Calling of meetings

THE Company may at any time and shall upon the request in writing signed by the registered holders of not less than one-tenth in nominal value of the Notes for the time being outstanding convene a meeting of the Noteholders to be held at such place as the Company shall determine.

2.	Notice of meetings

AT least fourteen or in the case of a meeting convened for the purpose of passing an Extraordinary Resolution at least twenty-one clear days’ notice specifying the place day and hour of meeting shall be given to the Noteholders of any meeting of Noteholders in the manner hereinbefore provided. Any such notice shall specify the general nature of the business to be transacted at the meeting hereby convened but except in the case of a resolution to be proposed as an Extraordinary Resolution it shall not be necessary to specify the terms of any resolutions to be proposed. The non-receipt of notice by or the accidental omission to give notice to any Noteholder shall not invalidate any resolution passed at any such meeting.

3.	Chairman of meetings

A person nominated by the Company shall be entitled to take the chair at any such meeting and if no such nomination is made or if at any meeting the person nominated shall not be present within fifteen minutes after the time appointed for holding the meeting the Noteholders present shall choose one of their number to be Chairman. The Directors and the Secretary of the Company and any other person authorized in that behalf by the Directors may attend at any such meetings.

4.	Quorum at meetings

AT any such meeting convened for any purpose other than the passing of an Extraordinary Resolution persons holding or representing by proxy one-tenth in principal amount of the Notes for the time being outstanding shall form a quorum for the transaction of business. At any meeting convened for the purpose of passing an Extraordinary Resolution persons (at least two in number) holding or representing by proxy a clear majority in principal amount of the Notes for the time being outstanding shall form a quorum. No business (other than the choosing of a Chairman) shall be transacted at any meeting unless the requisite quorum be present at the commencement of business.

5.	Absence of quorum

IF within fifteen minutes from the time appointed for any meeting of the Noteholders a quorum is not present the meeting shall if convened upon the requisition of the Noteholders be dissolved. In any other case it shall stand adjourned to such day and time (being not less than fourteen days thereafter) and to such place as may be appointed by the Chairman and at such adjourned meeting the Noteholders present in person or by proxy and entitled to vote whatever the principal amount of the Notes held by them shall form a quorum and shall have power to pass any Extraordinary Resolution or other resolution and to decide upon all matters which could properly have been disposed of at the meeting from which the adjournment took place.

6.	Notice of adjourned meetings

NOTICE of any adjourned meeting at which an Extraordinary Resolution is to be submitted shall be given in manner provided by these presents and such notice shall state that the Noteholders present in person or by proxy at the adjourned meeting will form a quorum.

7.	Adjournment of meetings

THE Chairman may with the consent of (and shall if directed by) any such meeting adjourn the same from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

8.	Resolution on show of hands

EVERY question submitted to a meeting of Noteholders shall be decided in the first instance by a show of hands and in case of any equality of votes the Chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Noteholder or as a duly appointed proxy.

9.	Demand for poll

AT any meeting of Noteholders unless (before or on the declaration of the result of the show of hands) a poll is demanded by the Chairman or by one or more Noteholders present in person or by proxy and holding or representing in the aggregate not less than one-twentieth in nominal value of the Notes then outstanding a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by any particular majority shall be conclusive evidence of the fact.

10.	Manner of taking poll

IF at any such meeting a poll is so demanded it shall be taken in such manner as the Chairman may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

11.	Time for taking poll

ANY poll demanded at any such meeting on the election of a Chairman or on any question of adjournment shall be taken at the meeting without adjournment. A poll demanded on any other question shall be taken at such time and place as the Chairman may direct. No notice need be given of a poll not take immediately. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded.

12.	THE registered holders of any of the Notes or in the case of joint holders any one of them shall be entitled to vote in respect thereof either in person or by proxy and in the latter case as if such joint holder were solely entitled to such Notes. If more than one of such joint holders be present at any meeting either personally or by proxy the vote of the senior who tenders a vote (seniority being determined by the order in which the joint holders are named in the register) shall be accepted to the exclusion of the votes of the other joint holders.

13.	EVERY instrument appointing a proxy must be in writing signed by the appointor or his attorney or in the case of a corporation under its common seal or signed by its attorney or a duly authorized officer and shall be in such form as the Directors may approve. Such instrument of proxy shall unless the contrary is stated thereon be valid as well for an adjournment of the meeting as for the meeting to which it relates and need not be witnessed. A person appointed to act as a proxy need not be a Noteholder.

14.	Deposit of instrument appointing proxy

THE instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified or office copy of such power or authority shall be deposited at such place or places as the Company may in the notice of meeting direct or if no such place is specified then at the registered office of the Company not less than forty-eight hours before the time appointed for holding the meeting or adjourned meeting or the taking of a poll at which the person named in such instrument proposes to vote and in default the instrument of proxy shall not be treated as valid. A vote given in accordance with the terms of an instrument appointing a proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the instrument of proxy or of the authority under which the instrument of proxy is given or transfer of the Notes in respect of which it is given unless previous intimation in writing of such death insanity revocation or transfer shall have been received at the registered office of the Company. No instrument appointing a proxy shall be valid after the expiration of twelve months from the date named in it as the date of its execution.

15.	Votes

ON a show of hands every Noteholder who (being an individual) is present in person or (being a corporation) is present by a representative or by one of its officers as its proxy shall have one vote and on a poll every Noteholder present in person or by proxy shall have one vote for every US$1 in nominal amount of the Notes of which he is the holder. A Noteholder entitle to more than one vote need not use all his votes or cast all the votes he uses in the same way.

16.	Powers of meetings of Noteholders A meeting of the Noteholders shall in addition to any other powers have the following powers exercisable by Extraordinary Resolution namely:-
(a)	Power to sanction any compromise or arrangement proposed to be made between the Company and the Noteholders;

(b)	power to sanction any abrogation modification or compromise or any arrangement in respect of the rights of the Noteholders against the Company or its property whether such rights shall arise under these presents or otherwise;

(c)	power to sanction any scheme for the reconstruction of the Company or for the amalgamation of the Company with any other company;

(d)	power to sanction any scheme or proposal for the sale or exchange of the Notes for or the conversion of the Notes into shares stock debentures debenture stock or other obligations or securities of the Company or any other company formed or to be formed or cash or partly for or into such shares stock debentures debenture stock or other obligations or securities as aforesaid an partly for or into cash and for the appointment of some person with power on behalf of the Noteholders to execute an instrument of transfer of the Notes held by them in favour of the person to or with whom the Notes are to be sold or exchanged respectively;

(e)	power to assent to any modification or abrogation of the provisions contained in these presents which shall be proposed by the Company and to authorize the Company to execute an instrument supplemental to this Instrument embodying any such modification or abrogation;

(f)	power to give any authority or sanction which under the provisions of this Instrument is required to be given by Extraordinary Resolution.
17.	Extraordinary Resolution binding all Noteholders

AN Extraordinary Resolution shall be binding upon all the Noteholders whether present or not present at such meeting and each of the Noteholders shall be bound to give effect thereto accordingly and the passing of any such resolution shall be conclusive evidence that the circumstances justify the passing thereof the intention being that it shall test with the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

18.	Definition of Extraordinary Resolution

THE expression “Extraordinary Resolution” means a resolution passed at a meeting of the Noteholders duly convened and held in accordance with the provisions herein contained by a majority consisting of not less than three-fourths of the persons voting thereat upon a show of hands and if a poll is demanded then by a majority consisting of not less than three-fourths of the votes given on such poll.

19.	Resolutions in Writing

A resolution in writing signed by the holders of at least 95 percent, in nominal amount of the Notes for the time being outstanding who are for the time being entitled to receive notice of meetings in accordance with the provisions herein contained shall for all purposes be as valid and effectual as an Extraordinary Resolution. Such resolution in writing may be contained in one document or in several documents in like form each signed by one or more of the Noteholders.

20.	Minutes of Meetings

MINUTES of all resolutions and proceedings at every such meeting as aforesaid shall be made and duly entered in books to be from time to time provided for that purpose by the Company and any such Minutes if purporting to be signed by the Chairman of the meeting at which such resolutions were passed or (proceedings had) or by the Chairman of the next succeeding meeting of the Noteholders shall be conclusive evidence of the matters therein contained and until the contrary is proved every such meeting in respect of the proceedings of which Minutes have been made shall be deemed to have been duly convened and held and all resolutions passed thereat to have been duly passed.

FUEL TECH N.V.

By:	J.A. De Havilland
Name: J.A. De Havilland
Title: Director